Exhibi 23.1

N   O   V   A        R   E   S   O   U   R   C   E ,       I   N   C.

CERTIFIED PETROLEUM  GEOLOGISTS   *REGISTERED PROFESSIONAL ENGINEERS*   CERTIFIED PETROLEUM GEOPHYSICISTS

Oil & Gas Exploration  and  Production  *  Certified   SEC   Reserves   Valuations

P. O. Box 743324
Dallas, Texas 75374
Tel/Fax(972)530-3930
novapet@tx.rr.com

October 19, 2012

United American Petroleum Corporation
9600 Great Hills Trail
Suite 150W
Austin, Texas 78759

RE: Consent of Technical Report Author

Gentlemen;

We hereby consent to the written disclosure and inclusion of a copy of the technical report titled “Certified Revised SEC Reserves Report and Economic Valuation of McKenzie St Lease located in Pecos County, Texas dated March 25, 2012” within Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of United American Petroleum Corp. for the year ended December 31, 2011.

Nova Resource, Inc.

/s/ Joseph V. Rochefort
Joseph V. Rochefort
President

Dallas, Texas
October 19, 2012